Exhibit 10.2


                                    AGREEMENT


      Agreement, dated as of March 13, 2006 (the "Agreement"), by and between Shells Seafood Restaurants, Inc., a Delaware corporation with its principal office at 16313 N. Dale Mabry Highway, Suite 100, Tampa, Florida 33618 (the "Company"), and Guy Kathman (the "Executive"), currently residing at 20045 Bluff Oak Blvd., Tampa, Florida 33647.

      WHEREAS, the parties desire to enter into this Agreement in order to set forth the financial obligations of the Company to the Executive upon the occurrence of certain events.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

      1. Term


      This Agreement shall become effective upon its full execution by the Executive and the Company, and shall remain in effect (the "Term") until June 30, 2007 (the "Termination Date") unless sooner terminated in accordance with the terms hereof; provided, however, that if the Executive is then still employed by the Company, the Termination Date (and, consequently, the Term) shall be extended automatically for successive one year periods unless either party hereto gives the other such party written notice of its or her intention not to extend this Agreement, sixty (60) days prior to the Termination Date (or, if applicable, any anniversary of the Termination Date).

      2. Termination Upon a Change in Control.

      (a) In the event that, within six months of a Change in Control of the Company (as later defined), (i) the Executive's employment with the Company is terminated without cause (as later defined) or (ii) Executive terminates his employment with the Company due to (w) a significant diminution in the Executive's job responsibilities or title or (x) the Executive being required to relocate outside of the Tampa, Florida market (which shall mean to a location which is more than 50 miles outside of the city borders of Tampa), and, in any such instance, provided the Executive executes a general release of all claims against the Company, its officers, directors and affiliates and abides by the provisions of Sections 3 and 4(a) (iii) and (iv) hereof, then (y) all the Executive's unvested stock options will vest immediately, and (z) the Executive shall be entitled to receive (1) a severance payment equal to nine months' then effective base salary, payable in equal installments commencing from the date of the Change in Control, in accordance with the Company's then general salary payment policies, and (2) payment of the Executive's and Executive's eligible dependents' COBRA continuation health coverage premiums for the nine-month period following the date of termination or, if earlier, until the Executive and Executive's dependents cease to be eligible for such coverage or until the Executive commences employment with another entity or person. Such payments, if any, shall be in lieu of any amount otherwise provided for by, or owed to the Executive by the Company under, any contract or policy of the Company or otherwise

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      (b) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock, $.01 par value per share (the "Common Stock"), would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have not less than 50.1% of the ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, at the time of the execution of this Agreement, does not own 5% or more of the Company's outstanding Common Stock, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of a majority of the new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

      Termination by the Company for "cause" shall mean termination because of:
(a) the Executive's breach of any of his obligations hereunder, (b) the Executive's refusal to perform, or continual neglect of, his duties or obligations to the Company (other than those provided for herein, which are governed by subparagraph (a) above), which neglect or failure to act is not remedied within thirty (30) days after written notice thereof to the Executive by the Company; (c) the Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries or which constitutes a felony in the jurisdiction involved, (d) the Executive's performance of any act or his failure to act, for which if the Executive were prosecuted and convicted, would constitute a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, or (e) any attempt by the Executive to secure improperly any personal profit in connection with the business of the Company or any of its subsidiaries,

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      3. Protection of Confidential Information.

      a. Confidential Information. The Executive acknowledges that his employment by the Company has and will, throughout the term of this Agreement, bring him in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments. In recognition of the foregoing, the Executive covenants and agrees that he will not, directly or indirectly, use or intentionally disclose or permit to be known to anyone outside of the Company any confidential matters of the Company, except with the Company's prior written consent or as required by court order, law or subpoena, or other legal compulsion to disclose, with appropriate confidentiality obligations, or when reasonably necessary during the Executive's employment by the Company for the Executive to perform his job duties to the Company. In the event that the Executive shall be required by legal process to disclose any confidential matter, the Executive shall give the Company ten days (or, if not reasonably possible, such lesser number of days as is reasonably possible) prior written notice prior to such disclosure.

      b. Company Property. All information and documents relating to the Company shall be the exclusive property of the Company and the Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of the Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, and any other Company property then in the Executive's possession or control shall be returned and left with the Company.

      c. Company Policy. The Executive will execute the Company's Annual Questionnaire Relating to Conflicts of Interest, Insider Trading, Questionable Payments, Political Contributions, Violations of Law and Confidentiality, all the terms and provisions of which are incorporated herein as if fully set forth herein.

      4. Covenant Not To Compete; Non-Solicitation.

      a. Covenant Not to Compete. The Executive agrees that during his employment by the Company and, in the case of subparagraphs (iii) and (iv) below, for the twenty-four months immediately following a Change in Control, the Executive shall not either directly or indirectly, (i) whether by establishing a new business or by joining an existing one, and whether as a principal, employee, stockholder, officer, director, broker, agent, consultant, corporate officer, licensor or in any other capacity, compete with the Company or any of its affiliates in the seafood segment of the restaurant business or become associated with a business enterprise which competes with any business operation of the Company or its affiliates in the seafood segment of the restaurant business, or any business operation of the Company or its affiliates in the seafood segment of the restaurant business planned and known by the Executive prior to the Executive's termination of employment, in the State of Florida and any other geographical areas in which the Company then has market presence; (ii) divert business from the Company or its affiliates or solicit, accept or procure business from, divert the business of, or attempt to convert to other methods of using the same or

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

similar services or products as are provided by the Company or its affiliates, any customer of the Company or its affiliates; (iii) interfere, in any manner, with the Company's or its affiliates' customer and vendor/supplier relationships; or (iv) solicit for employment, employ or otherwise engage the services of, any employee or agent of the Company or its affiliates, or any person who was an employee or agent of the Company or its affiliates within the six months immediately preceding the cessation of Executive's employment with the Company. A restaurant shall be deemed to be in the seafood segment of the restaurant business if it holds itself out as primarily a purveyor of seafood by means of the use of the term "seafood", "fish" or other term traditionally associated with a food source which comes from the ocean waters (or any variation on any of the foregoing) in its name or in its advertising.

      b. Divisibility. The Executive and the Company intend that this covenant not to compete shall be construed as a series of separate covenants, one for each county and each product line. If, in any judicial proceeding, a court shall refuse to enforce any one or more of the separate covenants deemed included in subsection (a) of this Section 4, then such unenforceable covenant shall be deemed severed from this Agreement for the purposes of such judicial proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

      c. Reasonableness. The Executive acknowledges that the territorial and time limitations set forth in this Section 4 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

      d. Independent Obligation. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

      5. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. This Agreement shall bind any successors, purchasers, subsidiaries, affiliates and assigns of the Company.

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      6. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefore or three days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:      Guy Kathman
                                   20045 Bluff Oak Blvd.
                                   Tampa, FL  33647

         If to the Company:        Shells Seafood Restaurant, Inc.
                                   16313 N. Dale Mabry Highway, Suite 100
                                   Tampa, Florida  33618

         With a copy to:           Sheldon G. Nussbaum, Esq.
                                   Fulbright & Jaworski L.L.P.
                                   666 Fifth Avenue
                                   New York, New York 10103

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      8. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      9. Entire Agreement. With the exception of the terms and conditions of the benefit and compensation plans applicable to the Executive, this Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

      10. Non-Assignability. This Agreement is entered into in consideration of the personal qualities of the Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns.

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      11. Equitable Relief. The Executive recognizes that the services to be rendered by him to the Company are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

      12. Litigation Expenses.

      In the event of litigation in connection with or concerning the interpretation, breach or enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys fees.

      13. Choice of Law. This Agreement is to be governed by and interpreted under the laws of the State of Florida without regard to its conflict of laws principles.

      14. Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 2, 3, 4, 5, 11, 12 and 13 hereof.

      15. Section 409A. Notwithstanding anything herein to the contrary, to the extent that amounts payable pursuant to Section 2(a) of this Agreement would be subject to the additional 20% tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the "409 Affected Amount"), the Company shall pay to the Executive that portion of the 409A Affected Amount otherwise due after the latest date that it could be paid and still qualify for the "short term deferral" exception under Prop. Treas. Reg. Section 1.409A-1(b)(4) (or any successor thereto) in a single lump sum no later than the latest possible date permitted under the "short term deferral" exception that would avoid such additional 20% tax.

      16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      17. Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.




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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                SHELLS SEAFOOD RESTAURANTS, INC.



                                By: /s/ Leslie J. Christon
                                Name:   Leslie J. Christon
                                Title:  President and Chief Executive Officer





                                /s/ Guy Kathman
                                Guy Kathman






















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